Exhibit 99.1

Howard Bancorp, Inc. Announces Results for the First Quarter of 2013

ELLICOTT CITY, Md.--(BUSINESS WIRE)--April 18, 2013--Howard Bancorp, Inc. (Nasdaq: HBMD), the parent company of Howard Bank (the “Bank”), today reported its financial results for the quarter ended March 31, 2013 with the following highlights:

  Net income available to common shareholders increased to $414 thousand for the first quarter of 2013, compared to $242 thousand in the first three months of 2012, representing an increase of $172 thousand or 71%.
  Earnings per common share (EPS) was $.10 for the first quarter of 2013. Even with the issuance of an additional 1.4 million shares, which increased our shares outstanding by approximately 53% as a result of our 2012 stock offering, first quarter earnings per share of $.10 compares to EPS of $.09 for the first quarter of 2012.
  Total assets grew to $407 million at March 31, 2013, representing growth of nearly $60 million or 17% over assets at March 31, 2012.
  Total loans increased by nearly $51 million or 18%, to $331 million, when comparing March 31, 2013 to March 31, 2012.
  March 31, 2013 deposits increased to $323 million from $285 million on March 31, 2012, representing growth of over $38 million or 14%, of which noninterest bearing deposits grew by $18 million or 24%.
  The efficiency ratio decreased to 70.98% from 75.59% when comparing the first quarter of 2013 versus the same period in 2012 as a result of faster growth in net interest income and noninterest income than in non interest expenses.
  As a result of both positive earnings for each quarter and the stock offering which closed in the third quarter of 2012, our total capital increased to $47 million at March 31, 2013 from $37 million at March 31, 2012, representing an increase of $10 million or 28%.
  The signing of a lease for our first Baltimore County, MD branch along with a regional office to be located in Towson, MD.
  The execution of an agreement to acquire approximately $39 million in additional loans and deposits via the purchase of a branch in Harford County, MD from Cecil Bank, subject to regulatory approval.

The Company’s total assets increased by nearly $60 million or 17% when comparing March 31, 2013 assets of $407.3 million to the $347.8 million at the same point in 2012. Total loans outstanding of $331.0 million at the end of March 2013, showed an increase of nearly 18% compared to total loans of $280.7 million on March 31, 2012. Demand deposits, which not only represent the lowest cost source of funding available to a bank, but also are most reflective of the core customer relationships targeted by the Bank, grew from $72.2 million at March 31, 2012 to $89.9 million at the end of the first quarter of 2013, representing growth in this highly coveted deposit category of $17.7 million or 24%. Total deposits grew by $38.5 million or 14% when comparing March 31, 2013 to March 31, 2012.

The growth in loan levels generated an increase in total interest income for the first quarter of 2013, which was higher than total interest income in the same three month period in 2012 by $180 thousand or 5%. Even with overall growth in deposits and borrowing levels, the continuing favorable shift in the composition of deposits and our ability to attract and maintain lower cost funding sources, the Bank was able to record and reduce total interest expense by $88 thousand or 17% for the first quarter of 2013 versus the same period in 2012. The resulting net interest income for the quarter ended March 31, 2013 was $3.6 million versus $3.3 million for the first three months of 2012, an increase of approximately $300 thousand or 8%.

The provision for credit losses for the first quarter of 2013 was $361 thousand compared to $141 thousand for the same period in 2012. The ratio of the allowance for credit losses as a percentage of total loans outstanding was 0.90% at March 31, 2013, compared to 1.25% at March 31, 2012, while the ratio of the allowance for credit losses in relation to nonperforming loans, improved to 134% at the end of the first quarter of 2013, up from 55% at the same point in 2012.

In addition to the growth in net interest income was an increase in noninterest income for the first quarter of 2013 compared to the first quarter of 2012. Service charges on deposits increased by nearly 10% for the first three months of 2013 versus the same period in 2012, while other sources of noninterest income grew from $7 thousand in the 2012 period to $242 thousand in the 2013 period, an increase of $235 thousand. The first quarter of 2012 was impacted by a loss on the sale of an Other Real Estate Owned (OREO) property of $131 thousand. There were no such losses recorded in the first quarter of 2013. The Bank initiated a Bank Owned Life Insurance (BOLI) program in January of 2013. This BOLI program generated $67 thousand of income during the first three months of 2013.

Total noninterest expenses grew to $2.8 million for the first quarter of 2013 compared to $2.5 million for the first quarter of 2012, an increase of 8%. The majority of the increases in noninterest expenses were in the compensation and occupancy categories, which combined grew by $297 thousand for the first three months of 2013 versus the same period in 2012. These types of increases in expenses result from the continuing growth of our business development initiatives, branch expansion efforts, and operating infrastructure enhancement.

Asset quality measures, although showing signs of gradual improvement for the Bank, continue to be a major focus of attention for management and the board of directors. One of the Bank’s primary measures of asset quality is the ratio of non-accrual loans and OREO as a percentage of total assets. This asset quality measure showed improvement for 2013 with a ratio of 1.21% as of March 31, 2013 versus 2.23% at the end of the first quarter of 2012.

All of our regulatory capital ratios continue to significantly exceed those levels that categorize us as a well capitalized bank. Average equity to average assets was 12.05%.

Chairman and CEO Mary Ann Scully stated: “Howard Bancorp’s consistent focus on profitable growth is once again evident in our financial performance. We have put a number of new building blocks in place for continued penetration and growth in both the Baltimore and Harford County markets to complement our strengthening position in Howard and Anne Arundel markets. We continue to assume leadership positions in the greater Baltimore not for profit community. We remain an employer of choice allowing us to attract strong talent looking for opportunity to serve their clients, see their fingerprints on a company and make a greater difference. We are entering new markets with a physical presence as well as new colleagues. We are pleased with the continued strong growth levels in all balance sheet categories and the resulting very positive impact on our net income and earnings available to shareholders. Our growth in assets and revenues translates to a growth in impact for our clients, communities and colleagues. The resulting growth in income available to shareholders as well as improvement in certain key financial ratios translates to growth in marketplace relevance for our shareholders.”

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. Such statements include continued penetration and growth in Baltimore and Harford Counties and our entering new markets. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to receipt of any required regulatory approvals, real estate values, local and national economic conditions, and the impact of interest rates on financing, as well as other risks and uncertainties, as described in Howard Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional information is available at www.howardbank.com.

Howard Bancorp, Inc.

	Three months ended March 31,
(in thousands, except per share data.)	2013	2012
Operation Statement Data:
Interest income	$3,989	$3,809
Interest expense	439	527
Provision for credit losses	361	141
Noninterest income	326	86
Noninterest expense	2,751	2,546
Federal and state income tax expense (benefit)	281	282
Net income	483	399
Preferred Stock Dividends	69	157
Net income available to common shareholders	414	242

Per share data and shares outstanding:
Net income per common share, basic	$0.10	$0.09
Net income per common share, diluted	$0.10	$0.09
Book value per common share at period end	$8.55	$9.20
Average common shares outstanding	4,040,471	2,640,264
Diluted average common shares outstanding	4,040,471	2,640,264
Shares outstanding at period end	4,040,471	2,640,264

Financial Condition data:
Total assets	$407,321	$347,821
Loans receivable (gross)	331,004	280,661
Allowance for credit losses	2,980	3,521
Other interest-earning assets	25,508	52,502
Total deposits	323,417	284,899
Borrowings	35,752	25,180
Total stockholders’ equity	47,127	36,865
Common equity	34,565	24,303

Average assets	390,782	337,443
Average stockholders' equity	47,086	36,979
Average common stockholders' equity	35,524	24,417

Selected performance ratios:
Return on average assets	0.50%	0.48%
Return on average common equity	5.51%	6.57%
Net interest margin(1)	3.94%	4.11%
Efficiency ratio(2)	70.98%	75.59%

Asset quality ratios:
Nonperforming loans to gross loans	0.67%	2.25%
Allowance for credit losses to loans	0.90%	1.25%
Allowance for credit losses to nonperforming loans	134.29%	55.85%
Nonperforming assets to loans and other real estate	1.48%	2.74%
Nonperforming assets to total assets	1.21%	2.23%

Capital ratios:
Leverage ratio	12.04%	10.91%
Tier I risk-based capital ratio	13.69%	12.98%
Total risk-based capital ratio	14.56%	14.22%
Average equity to average assets	12.05%	10.96%

(1)	Net interest margin is net interest income divided by average earning assets.
(2)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020